EXPLANATORY NOTE

Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on June 25, 2001 in connection with the solicitation of proxies for electing the board of directors of Computer Associates at the 2001 annual meeting of Computer Associates' stockholders.

To:	All CA Employees
From:	Steven M. Woghin
Re:	Proxy Contest
Date:	June 25, 2001

Following last week's announcement by Sam Wyly, the former Chairman of Sterling Software, that he intends to initiate a "proxy contest" against our company, several of you have asked what this means for us. I wanted to take this opportunity to explain the situation.

In the simplest terms, a proxy contest is like a political election. It is a contest between opposing sides to elect the persons they support to serve on a company's board of directors. Like all publicly-traded companies, CA holds an annual shareholders' meeting, at which the board of directors is elected. In connection with this election, CA sends to each of its shareholders a document known as a proxy statement. This document identifies the persons whom CA nominates for election as board members and solicits the "proxy" of CA's shareholders to vote their shares in support of this slate. Most often, directors run for their seats without opposition. A "proxy contest" occurs when a shareholder or group of shareholders nominates one or more directors to oppose those nominated by the company. That shareholder will then seek the "proxies" of CA's shareholders to vote in support of their nominees in opposition to the company's nominees, using their own separate proxy statement. The nominees who receive the votes of the most shares of stock will be elected as CA's directors.

From what Mr. Wyly has announced, his goal is to take control of CA without offering to purchase it. That is, he is not intending to invest in CA. He merely thinks he can find a management team that, with a reorganization of the company's business operations, can run CA's business better than the current management team. It should be noted, however, that CA's largest shareholder (who controls approximately 21% of the shares of the company) disagrees with Mr. Wyly. He has written to Mr. Wyly expressing his complete confidence in CA's existing current management team and rejecting Mr. Wyly's proposal. Our employees own another 10% of the shares in the aggregate. We have received many expressions of support from our employees and are hopeful that these shares will be voted for CA's nominees and that our other shareholders will also reject Mr. Wyly's effort to gain control of our company.

We appreciate your continued dedication and support. Thanks to you, our company is making great strides in providing first-rate service to our customers and business partners, as well as in building value for our shareholders. We hope that this has answered some of your questions. We will continue to keep you informed.

IMPORTANT INFORMATION

Computer Associates plans to file a proxy statement with the Securities and Exchange Commission relating to Computer Associates' solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. COMPUTER ASSOCIATES ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Computer Associates' proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of Computer Associates' proxy statement, when it becomes available, by writing to Computer Associates at One Computer Associates Plaza, Islandia, NY 11749 or at www.ca.com. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders is available in the soliciting materials on Schedule 14A filed by Computer Associates with the SEC.